Exhibit 5.1

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ballard Power Systems Inc.

We, KPMG LLP, consent to the use in this Registration Statement on Form F-10/A (the “Registration Statement”) of

•                  our Report of Independent Registered Public Accounting Firm dated March 4, 2020, on the consolidated financial statements of Ballard Power Systems Inc., which comprise the consolidated statements of financial position as at December 31, 2019 and 2018, the related consolidated statements of loss and comprehensive income (loss), changes in equity and cash flows for the years then ended, and the related notes; and

•                  our Report of Independent Registered Public Accounting Firm dated March 4, 2020 on the effectiveness of internal control over financial reporting as of December 31, 2019,

each of which is incorporated by reference herein and to the reference to our firm under the heading “Auditors” in the prospectus included as part of the Registration Statement.

Our report on the consolidated financial statements refers to changes in the accounting policy for leases in 2019 due to the adoption of IFRS 16, Leases.

//s// KPMG LLP

Chartered Professional Accountants

February 10, 2021

Vancouver, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.